Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-134384) on Form S-8 of our report dated June 22, 2009 appearing in the annual report on Form 11-K of Millipore Corporation Employees’ Participation and Savings Plan for the years ended December 31, 2008 and 2007.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 24, 2009